SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 24, 2014 (September 24, 2014)

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Florida	001-15931	98-0695811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Kuanggong Road and Tiyu Road, 10th Floor,

ChengshiXin Yong She, Tiyu Road,

Xinhua District, Pingdingshan, Henan Province

People’s Republic of China

467000

(Address of principal executive offices and zip code)

+86-3752882999
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On September 24, 2014, SinoCoking Coal & Coke Chemical Industries, Inc. (the “Registrant”) issued a press release announcing the initial closing of a previously announced securities purchase agreement (the “Securities Purchase Agreement”) with two institutional investors for the sale of 2,818,845 common shares in a registered offering at the price of $5.10 per common share. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Gross proceeds from the offering were approximately $14.3 million. After payment of expenses, the Registrant received approximately $13.1 million in net proceeds. In addition, the Registrant issued to the investors Series A warrants to purchase an aggregate of 1,409,423 common shares and Series B warrants to purchase an aggregate of 1,644,737 common shares. If fully exercised, the Company would receive aggregate gross proceeds from the warrants of approximately $18.9 million. The company intends to use the net proceeds from this offering for working capital and other general corporate purposes.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

99.1	Press Release dated September 24, 2014.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 24, 2014	SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC.

	By:	/s/ Jianhua Lv
	Name:	Jianhua Lv
	Its:	Chief Executive Officer

EXHIBIT INDEX

99.1	Press Release dated September 24, 2014.